Exhibit 99 (a)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS
—Sales Increase 21%, Net Income Increases 30%—
—Raising Earnings Estimates—

Paoli, PA, April 21, 2008 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for sales, operating income, net income and diluted earnings per share.

First Quarter Results
AMETEK’s first quarter 2008 sales of $611.2 million were up 21% over the same period of 2007. Operating income for the first quarter of 2008 was $116.2 million, a 29% increase from $89.9 million recorded in the same period of 2007. Net income in the first quarter of 2008 increased 30% to $66.4 million, or $.62 per diluted share, from the first quarter 2007 level of $50.9 million, or $.48 per diluted share.

“AMETEK had an excellent quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “We generated top-line growth of 21% in the quarter on solid internal growth and the contributions from acquired businesses. Diluted earnings per share were up 29% in the quarter, driven by our top-line growth and operational excellence improvements. Operating income margin was up 120 basis points.”

Operating cash flow was very strong, totaling $77 million for the first quarter of 2008, up 39% from the first quarter of 2007.

Electronic Instruments Group (EIG)
For the 2008 first quarter, EIG sales increased 20% to $340.4 million. Operating income was $79.2 million, compared with $62.2 million in the first quarter of 2007, an increase of 27%. Operating margins for the quarter increased 130 basis points to 23.3% as compared to 22.0% in the first quarter of 2007.

“EIG had a tremendous first quarter. Sales were up on strong core growth driven by our aerospace, power, and process instrument businesses, together with the contributions from our Cameca, Advanced Industries, B&S Aircraft Parts and California Instruments acquisitions. Operating margins were up sharply on broad-based improvements by our operating units,” said Mr. Hermance.

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AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS

Electromechanical Group (EMG)
For the first quarter of 2008, EMG sales were $270.8 million, a 22% increase over the same period of 2007. Operating income of $47.1 million was up 24% from the $38.0 million recorded in the same period of 2007. Operating margins for the quarter were 17.4%, up 30 basis points from 17.1% in the first quarter of 2007.

“EMG also had a great first quarter. Sales were up on strong core growth in our differentiated businesses and the contributions from the acquisitions of Seacon Phoenix, Hamilton Precision Metals, Umeco, Drake Air and Motion Control Group. Operating margins were up 30 basis points as a result of increased volume and our operational excellence initiatives,” commented Mr. Hermance.

2008 Outlook
“We expect 2008 to be another great year for AMETEK. Revenue is estimated to increase in the high teens on a percentage basis,” commented Mr. Hermance. “We are also raising our earnings estimate for the year to approximately $2.47 to $2.52 per diluted share, an increase of 17% to 19% over the 2007 level of $2.12 per diluted share.”

Mr. Hermance continued, “Our Operational Excellence capabilities, global customer base, exposure to long-cycle aerospace and power markets, and the full-year impact of our recent acquisitions should enable us to grow both the top and bottom lines and meet our earnings estimates, even as the U.S. economy slows.”

“Second quarter 2008 sales are expected to be up in the high teens on a percentage basis from last year’s second quarter. We estimate our earnings to be approximately $.61 to $.63 per diluted share, an increase of 13% to 17% over last year’s second quarter of $.54,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will Web cast its First Quarter 2008 investor conference call on Monday, April 21, 2008 beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ACHIEVES RECORD FIRST QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2008	2007

Net sales	$611,197	$505,283

Operating expenses:
Cost of sales, excluding depreciation	411,017	343,344
Selling, general and administrative	73,367	62,053
Depreciation	10,580	9,962

Total operating expenses	494,964	415,359

Operating income	116,233	89,924
Other expenses:
Interest expense	(15,134)	(10,909)
Other, net	(697)	(566)

Income before income taxes	100,402	78,449
Provision for income taxes	34,045	27,549

Net income	$66,357	$50,900

Diluted earnings per share	$0.62	$0.48

Basic earnings per share	$0.63	$0.48

Weighted average common shares outstanding:
Diluted shares	107,749	106,881

Basic shares	105,942	105,125

Dividends per share	$0.06	$0.06

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2008	2007

Net sales:
Electronic Instruments	$340,375	$282,933
Electromechanical	270,822	222,350

Consolidated net sales	$611,197	$505,283

Income:
Segment operating income:
Electronic Instruments	$79,189	$62,201
Electromechanical	47,051	38,006

Total segment operating income	126,240	100,207
Corporate administrative and other expenses	(10,007)	(10,283)

Consolidated operating income	$116,233	$89,924

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$124,607	$180,981
Receivables, net	430,178	395,631
Inventories	326,770	301,679
Other current assets	69,343	73,913

Total current assets	950,898	952,204

Property, plant and equipment, net	307,367	293,107
Goodwill	1,122,745	1,045,733
Other intangibles, investments and other assets	467,487	454,656

Total assets	$2,848,497	$2,745,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$236,517	$236,005
Accounts payable and accruals	456,186	404,745

Total current liabilities	692,703	640,750

Long-term debt	667,731	666,953
Deferred income taxes and other long-term liabilities	208,081	197,290
Stockholders’ equity	1,279,982	1,240,707

Total liabilities and stockholders’ equity	$2,848,497	$2,745,700